Contact:  Charles B. Hintz,
          Investor Relations 212/703-7178
          Tracey K. Gordon, Media Relations
          212/703-7618
                                        For Immediate Release

                                        ---------------------

             MORGAN STANLEY ANNOUNCES 1994 FULL YEAR
                   AND FOURTH QUARTER RESULTS
             ---------------------------------------

   Board Increases Share Buyback Authority; Increases Dividend

             ---------------------------------------

     Fiscal Year-End Changed To November 30 From January 31





     NEW YORK, February 28, 1995 -- Morgan Stanley Group Inc. (NYSE: MS) today announced that net earnings for the fourth quarter of 1994, before a pre-tax charge taken primarily in connection with its move to new corporate headquarters, were $78 million, or 80 cents per common share on a primary basis and 77 cents per share on a fully diluted basis. After the charge, net income was $39 million for the quarter, resulting in earnings per common share of 29 cents on a primary and fully diluted basis. Comparable 1993 fourth quarter results were net income of $181 million, or primary and fully diluted income per common share of
$2.18 and $2.08, respectively.   Net revenues for the fourth
quarter of 1994 were $790 million, with comparable 1993 fourth quarter net revenues of $925 million. The pre-tax charge of approximately $59 million ($39 million after tax) is in connection with Morgan Stanley's pending move to its new corporate headquarters in New York City and to new office space in Tokyo. The charge specifically covers the Company's termination of certain leased office space and the write-off of remaining leasehold improvements in both cities.
     The Company also said pre-charge net earnings for the fiscal year ended January 31, 1995 were $434 million, or $4.68 per common share on a primary basis and $4.50 per share on a fully diluted basis, compared to $786 million, or $9.59 per share on a primary basis and $9.16 per share on a fully diluted basis for the year ended January 31, 1994. After the charge, net income for the fiscal year ended January 31, 1995 was $395 million, or $4.18 per common share on a primary basis and $4.03 on a fully diluted basis. Net revenues (gross revenues less interest expense) for fiscal 1994 were $3,501 million vs. 1993 net revenues of $4,156 million.
     The Company said that following three years of substantial growth, 1994 proved to be a difficult year for the financial services industry. Rising interest rates throughout the year and inflation concerns contributed to an industry-wide decline in client activity, particularly in debt underwriting and trading in fixed income products. Investment banking revenues decreased during 1994, reflecting reduced debt underwriting revenue. This decline was partially offset by a pickup in merger and acquisition activity. Sales and trading revenues (combined trading,commissions and net interest) decreased, principally reflecting lower global fixed income volume given the difficult operating environment. Merchant banking realized investment gains during the year primarily from the third quarter sale of Agricultural Minerals and Chemicals Inc. Asset management and global custody and clearing revenues increased, reflecting continued growth in customer assets under management and administration.

Change In Fiscal Year
- ---------------------
     Morgan Stanley's Board also approved a change in its fiscal year-end to November 30 from January 31. Accordingly, the Company's 1995 fiscal year will cover the 10-month period ending November 30, 1995 and its first quarter will cover the four-month period ending May 31, 1995.
     In 1992, Morgan Stanley adopted an off-cycle fiscal year-end of January 31, with the objective of optimizing our ability to help clients meet their end of quarter balance sheet needs, while also facilitating the Company's year-end budgeting, compensation
and planning process.   In the last two years, however, it has
become apparent that the decision to move the fiscal year-end to January 31 complicated rather than simplified the year-end administrative process. The new fiscal year-end will enhance the Company's client service capabilities by shifting the year-end compensation and promotion process to the period between Thanksgiving and Christmas when there is relatively lower financial markets' activity. Additionally, because this is still an off-cycle fiscal year-end, Morgan Stanley will remain positioned to optimize its ability to provide comprehensive service to clients in meeting their seasonal business needs.

Increase in Regular Quarterly Dividend
- --------------------------------------
     The Company also announced that its Board of Directors has approved an increase of 2 cents in the regular quarterly dividend to 32 cents per common share. The dividend is payable on March
24, 1995 to holders of record on March 13, 1995.

Buyback Authority Increased $150 Million
- ----------------------------------------
     The Company also announced that its board of directors has authorized the purchase, subject to market conditions and certain other factors, of an additional $150 million of its common stock, bringing the Company's total buyback authority to $316 million. During the fourth quarter, Morgan Stanley repurchased approximately 700,000 common shares at an aggregate cost of approximately $43 million.
     Total capital (stockholders' equity and long-term debt)at January 31, 1995 was $12.1 billion, including $4.6 billion of common and preferred stockholders' equity. Book value per common share was $49.77 based on quarter-end shares and share-equivalents of 77,087,547.

Commentary on Earnings, Board Actions
- -------------------------------------
     Richard B. Fisher, chairman, and John J. Mack, president, said in a joint statement: "The Firm's expansion in recent years has been based on a disciplined strategy of globalization, diversification and ongoing investment in resources to meet the increasingly complex and global financial needs of our clients. We have consistently pursued this long-term strategy through a wide range of market conditions, including the current down cycle.
     While profitable in 1994, the Firm's financial performance reflected difficult industry conditions, late-year turmoil in emerging markets and our decision to continue investing throughout the year to improve the Firm's relative competitive position in key regions of the world.
     We made great strides in 1994 in the realization of our globalization strategy and accomplished many of our goals. We put client service capabilities and technological resources in place that will enable us to capitalize on future opportunities and maintain our leadership position in the global financial marketplace. We remain confident that current operating conditions represent only an interruption in the positive environment for our business, rather than a more sustained cyclical downturn for the industry."
     Morgan Stanley Group Inc. is a global financial services firm with over 9,600 employees and offices in New York, London, Tokyo, Hong Kong, Frankfurt and other financial centers.

                               ###
February 28, 1995

                                    Morgan Stanley Group Inc.
                           Consolidated Statement of Income (Unaudited)
                                 (In millions, except share data)


                                                THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                             =========================   =========================
                                               JAN 31         JAN 31        JAN 31        JAN 31
                                                1995           1994          1995          1994
                                             -----------   -----------   -----------   -----------
Revenues:

     Investment banking                             $258          $245          $919        $1,238
     Principal transactions:
         Trading                                     249           286         1,104         1,459
         Investments                                  24            37           139           158
     Commissions                                     114           110           449           393
     Interest and dividends                        1,606         1,327         6,406         5,660
     Asset management and administration              85            75           350           258
     Other                                             1             1             9            10
                                             -----------   -----------   -----------   -----------

         Total revenues                            2,337         2,081         9,376         9,176
      Interest expense                             1,547         1,156         5,875         5,020
                                             -----------   -----------   -----------   -----------

           Net revenues                              790           925         3,501         4,156
                                             -----------   -----------   -----------   -----------
Expenses excluding interest:
     Compensation and benefits                       373           428         1,733         2,049
     Occupancy and equipment                          82            64           303           248
     Brokerage, clearing and exchange fees            57            52           230           196
     Communications                                   34            26           122           100
     Business development                             44            41           165           134
     Professional services                            43            34           164           120
     Other                                            40            33           131           109
     Relocation charge                                59             0            59             0
                                             -----------   -----------   -----------   -----------

        Total expenses excluding interest            732           678         2,907         2,956





Income before income taxes                            58           247           594         1,200

Provision for income taxes                            19            66           199           414
                                             -----------   -----------   -----------   -----------


Net income                                           $39          $181          $395          $786
                                             ===========   ===========   ===========   ===========


Earnings applicable to common shares *               $23          $165          $330          $731
                                             ===========   ===========   ===========   ===========

Average common and common equivalent
           shares outstanding *               77,534,004    75,938,109    78,896,608    76,208,288
                                             ===========   ===========   ===========   ===========


Primary earnings per share                         $0.29         $2.18         $4.18         $9.59
                                             ===========   ===========   ===========   ===========

Fully diluted earnings per share                   $0.29         $2.08         $4.03         $9.16
                                             ===========   ===========   ===========   ===========

* For primary earnings per share
  Note: Summation of quarterly amounts may not equal year-to-date amounts due to rounding.